Exhibit 99.1

Contacts:

Media	Investors
Garry R. Clark	Robert J. Marshall Jr.
574-372-4493	574-371-8042
garry.clark@zimmer.com	robert.marshall@zimmer.com

Zimmer Holdings Names Christopher Begley to Board of Directors

(WARSAW, IN) July 16, 2012—Zimmer Holdings, Inc. (NYSE and SIX: ZMH), a global leader in musculoskeletal care, today announced that Christopher B. Begley, former Chairman and Chief Executive Officer of Hospira, Inc., has been appointed to its Board of Directors.

“With more than 25 years of experience managing and directing leading healthcare and life science companies, as well as extensive board representation in a variety of consumer-facing industries, Chris Begley brings a unique perspective to Zimmer’s Board,” said John L. McGoldrick, Chairman of the Board of Directors. “We are delighted Chris has agreed to join the Board and look forward to his contributions to Zimmer’s strategic vision and direction.”

Mr. Begley served as Executive Chairman of Hospira from May 2007 until January 2012 and as Hospira’s Chief Executive Officer from April 2004, when Hospira was spun off from Abbott Laboratories, to March 2011. He served in various positions with Abbott between 1986 and 2004, most recently as Senior Vice President of Abbott’s Hospital Products division. Mr. Begley serves as non-executive chairman of the board of Hillshire Brands Company and as a director of DeVry Inc. He previously served as a director of Sara Lee Corporation, the Advanced Medical Technology Association (AdvaMed) and the National Center for Healthcare Leadership (NCHL).

Mr. Begley earned a bachelor’s degree from Western Illinois University and a master’s degree in business administration from Northern Illinois University.

About the Company

Founded in 1927 and headquartered in Warsaw, Indiana, Zimmer designs, develops, manufactures and markets orthopaedic reconstructive, spinal and trauma devices, dental implants, and related surgical products. Zimmer has operations in more than 25 countries around the world and sells products in more than 100 countries. Zimmer’s 2011 sales were approximately $4.5 billion. The Company is supported by the efforts of more than 8,500 employees worldwide.

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Zimmer Safe Harbor Statement

This press release contains forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 based on current expectations, estimates, forecasts and projections about the orthopaedics industry, management’s beliefs and assumptions made by management. Forward-looking statements may be identified by the use of forward-looking terms such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “assumes,” “guides,” “targets,” “forecasts,” and “seeks” or the negative of such terms or other variations on such terms or comparable terminology. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that could cause actual outcomes and results to differ materially. For a list and description of such risks and uncertainties, see our periodic reports filed with the U.S. Securities and Exchange Commission. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be set forth in our periodic reports. Readers of this document are cautioned not to place undue reliance on these forward-looking statements, since, while we believe the assumptions on which the forward-looking statements are based are reasonable, there can be no assurance that these forward-looking statements will prove to be accurate. This cautionary statement is applicable to all forward-looking statements contained in this document.